Exhibit 10.3

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

CUSIP: [U31745AA7/31769PAB6]

ISIN: USU31745AA71/US31769PAB67]

Junior Subordinated Debenture, Series 2006-1

No. R-[ ]	$[ ]

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of [     ] DOLLARS ($[    ]) as such amount may be adjusted as set forth on the Schedule of Increases or Decreases annexed hereto on December 15, 2066 or such later date as shall become the Final Repayment Date pursuant to clause (ix) of Section 4 of this Security, or if any such day is not a Business Day, the following Business Day; provided that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on December 15, 2036, or if such day is not a Business Day, the following Business Day, or any subsequent Monthly Interest Payment Date to the extent set forth in Section 4 of this Security.  Financial Security Assurance Holdings Ltd. further promises to pay interest on said principal sum from November 22, 2006 or from the most recent Interest Payment Date for which interest has been paid or duly provided for.  This Security shall bear interest as set forth in Section 5 of this Security.

Additional provisions of this Security are set forth on the other side of this Security.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.,

By:
	Name:	Joseph Simon
	Title:	Chief Financial Officer

By:
	Name:	Bruce E. Stern
	Title:	Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK, as Trustee,

by
Authorized Signatory

[Reverse of Debenture]

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

Junior Subordinated Debenture, Series 2006-1

1.              Indenture

This Security is one of a duly authorized issue of Securities of the Company, designated as its Junior Subordinated Debentures, Series 2006-1 (herein called the “Debentures”), issued and to be issued under an indenture, dated as of November 22, 2006 (herein called the “Indenture”), between FINANCIAL SECURITY ASSURANCE HOLDINGS LTD., a New York corporation (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), and THE BANK OF NEW YORK, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto relevant to the Debentures reference is hereby made for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures.  Capitalized terms used but not defined in this Debenture shall have the meanings ascribed to them in the Indenture.

Each Debenture is subject to, and qualified by, all such terms as set forth in the Indenture, certain of which are summarized herein, and each Holder of a Debenture is referred to the corresponding provisions of the Indenture for a complete statement of such terms.  To the extent that there is any inconsistency between the summary provisions set forth in this Debenture and the Indenture, the provisions of this Debenture shall govern.

2.              Definitions

For all purposes of this Debenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any section or subdivision are references to a section or other subdivision of this Debenture, (ii) all capitalized terms used herein and not defined herein shall have the meanings set forth in the Indenture, (iii) all words and phrases defined in the Indenture shall have the same meaning in this Debenture, except as otherwise appears in this section, and (iv) the following terms used in this Debenture, have the following respective meanings:

“Additional Interest” means the interest, if any, that shall accrue on any interest on the Debentures the payment of which has not been made when due and which shall accrue, to the extent permitted by law, at the rate per annum in effect on the Debentures from the applicable Interest Payment Date, compounded on each subsequent Interest Payment Date until paid in accordance with Section 8.

“APM Commencement Date” means, with respect to any Deferral Period, the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the Debentures and (ii) the fifth anniversary of the commencement of such Deferral Period.

“APM Period” means, with respect to any Deferral Period, the period commencing on the APM Commencement Date and ending on the next Interest Payment Date on which the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including Additional Interest, on the Debentures.

“Applicable Rate” means in the case of an Optional Redemption, 0.25% and in the case of a Tax or Rating Agency Redemption, 0.50%.

“Bankruptcy Event” means any of the events set forth in Section 5.01(5) or Section 5.01(6) of the Indenture.

“Business Day” is any day, other than a Saturday, a Sunday or (i) a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to remain closed, or (ii) on or after December 15, 2036, a day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Calculation Agent” means the Trustee, or its successor appointed by the Company, acting as calculation agent for this Debenture.

“Commercially Reasonable Efforts” has the meaning set forth in Section 4(vi).

“Common Stock” means common stock of the Company.

“Common Stock Issuance Cap” has the meaning set forth in Section 9(1).

“Company Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Common Stock and/or the Preferred Stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

(b) the Company would be required to obtain the consent or approval of its shareholders (if Common Stock is Publicly Traded) or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Common Stock and Qualifying Non-Cumulative Perpetual Preferred Stock pursuant to Section 9 or to issue Qualifying Capital Securities pursuant to Section 4, as the case may be, and the Company fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to obtain such consent or approval; or

(c) an event occurs and is continuing as a result of which the offering document for the offer and sale of Common Stock and Qualifying Non-Cumulative Perpetual Preferred Stock or Qualifying Capital Securities, as the case may be, would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (i) the disclosure of such event, in the Company’s reasonable judgment, would have a material adverse effect on its business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction; provided that one or more events described in this clause (c) shall not constitute a Company Market Disruption Event (A) with respect to more than one Semi-Annual Interest Payment Date (or after the Scheduled Maturity Date, six consecutive Monthly Interest Payment Dates) in any APM Period with respect to the Company’s obligations pursuant to Section 9 or (B) with respect to more than six Monthly Interest Payment Dates (whether or not consecutive) in connection with the Company’s obligations pursuant to Section 4.

“Contribution Agreement” means the Contribution Agreement, dated as of November 22, 2006, between Dexia S.A. and the Company.

“Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 7 to defer all or part of any interest payment and ending on the earlier of (i) the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred interest and all other accrued and unpaid interest on this Debenture (including Additional Interest thereon).

“Eligible Proceeds” means, with respect to any Interest Payment Date, the Net Proceeds the Company has received during the 180-day period prior to such Interest Payment Date from the issuance of Common Stock and Qualifying Non-Cumulative Perpetual Preferred Stock to Persons that are not Subsidiaries of the Company.

“Extension Certificate” has the meaning set forth in Section 4(ix)(E).

“Extension Date” has the meaning set forth in Section 4(ix).

“Final Repayment Date” has the meaning set forth in Section 4(ix).

“Intent-Based Replacement Disclosure” has the meaning ascribed to it in the Replacement Capital Covenant.

“Interest Payment Date” means a Monthly Interest Payment Date or a Semi-Annual Interest Payment Date, as the case may be.

“Interest Period” means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, November 22, 2006) to but excluding the next Interest Payment Date.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Make-Whole Redemption Price” means the present value of scheduled payments of principal and interest from the Redemption Date to December 15, 2036, on any Debenture being redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus the Applicable Rate.

“Market Capitalization” means, as of any date, an amount equal to the number of shares of Common Stock Outstanding on such date multiplied by the current market price of one share of Common Stock on such date.

“Mandatory Trigger Provision” has the meaning ascribed to it in the Replacement Capital Covenant.

“Maximum Contribution Amount” has the meaning ascribed to it in the Contribution Agreement.

“MoneyLine Telerate Page” means the display on MoneyLine Telerate, Inc., or any successor service, on Telerate Page 3750.

“Monthly Interest Payment Date” has the meaning set forth in Section 5.

“Moody’s” has the meaning set forth in Section 4(ix)(A).

“Nationally Recognized Statistical Rating Organization” has the same meaning as used in Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended.

“Net Proceeds” means, with respect to the issuance or sale of any securities, the net proceeds of such issuance or sale (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance).

“One-month LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period commencing on the first day of that Interest Period and ending on the next Interest Payment Date that appears on MoneyLine Telerate Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Interest Period. If such rate does not appear on MoneyLine Telerate Page, One-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, one-month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one-month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for a one-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, one-month LIBOR for that Interest Period will be the same as one-month LIBOR as determined for the previous Interest Period or, in the case of the Interest Period commencing on the Scheduled Maturity Date, 5.32%. The establishment of one-month LIBOR for each Interest Period commencing on or after the Scheduled Maturity Date by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Optional Redemption” has the meaning set forth in Section 12.

“Parent” means Dexia S.A., a Belgian corporation.

“Permitted Remedies” has the meaning ascribed to it in the Replacement Capital Covenant.

“Preferred Stock” means any preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning set forth in Section 9(1).

“Publicly Traded” means with respect to any security, that such security is listed for trading on a national securities exchange or quoted in the Nasdaq National Market.

“Qualifying Capital Securities” has the meaning ascribed to it in the Replacement Capital Covenant.

“Qualifying Non-Cumulative Perpetual Preferred Stock” means the Company’s non-cumulative perpetual Preferred Stock that (i) has no maturity date, (ii) contains no remedies other than Permitted Remedies, and (iii) (a) is subject to Intent-Based Replacement Disclosure and has a Mandatory Trigger Provision or (b) is subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant.

“Rating Agency Event” means a change by any Nationally Recognized Statistical Rating Organization that currently publishes a rating for the Company (a “Rating Agency”) to its equity credit criteria for securities such as the Debentures, as such criteria is in effect on the date of the initial issuance of the Debentures (the “Current Criteria”), which change results in a lower equity credit being given to the Debentures as of the date of such change than the equity credit that would have been assigned to the

Debentures as of the date of such change by such Rating Agency pursuant to its Current Criteria.  For the avoidance of doubt, a Rating Agency Event will not have occurred if at any date after the date of the initial issuance of the Debentures the equity credit given to the Debentures is reduced solely due to a failure of the Final Repayment Date to be extended.

“Regular Record Date” for the interest payable on any Interest Payment Date with respect to the Debentures means (i) in the case of Debentures represented by one or more Global Securities, the Business Day preceding such Interest Payment Date and (ii) in the case of Debentures not represented by one or more Global Securities, the date which is fifteen days next preceding such Interest Payment Date (whether or not a Business Day).

“Repayment Date” means the Scheduled Maturity Date and each of the Monthly Interest Payment Dates thereafter.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of November 22, 2006, of the Company, without giving any effect to any amendment or supplement thereto.

“S&P” has the meaning set forth in section 4(ix)(A).

“Scheduled Maturity Date” has the meaning set forth in Section 4(i).

“Semi-Annual Interest Payment Date” has the meaning set forth in Section 5.

“Senior Indebtedness” has the meaning set forth in Section 16.

“Tax Event” means that the Company has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of:

(a) any amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of this Debenture;

(b) any proposed change in those laws or regulations that is announced after the initial issuance of this Debenture;

(c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of this Debenture; or

(d) any threatened challenge asserted in connection with an audit of the Company or its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to this Debenture, which challenge becomes publicly known after the initial issuance of this Debenture, there is more than an insubstantial risk that interest payable by the Company on this Debenture is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tax or Rating Agency Redemption” has the meaning set forth in Section 12.

“Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Treasury Dealer” means a nationally recognized firm that is a primary U.S. Government Obligations dealer specified by the Company.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then “Treasury Price” will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

3.              Denominations

The Debentures will be issued only in fully registered form, and the authorized minimum denominations of the Debentures shall be $100,000 principal amount and integral multiples of $1,000 in excess of $100,000.

4.              Scheduled Maturity Date

(i) The principal amount of, and all accrued and unpaid interest on, the Debentures shall be due and payable in full on December 15, 2036, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 4 in connection with the Scheduled Maturity Date, (A) the principal amount of Debentures due and payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment accompanying such Officers’ Certificate, (B) such principal amount of Debentures shall be repaid on the Scheduled Maturity Date pursuant to Section 18, and (C) subject to clause (ii) of this Section 4, the remaining Debentures shall remain Outstanding and shall be due and payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 12 or shall become due and payable pursuant to Section 5.02 of the Indenture. The entire principal amount of the Debentures Outstanding shall be due and payable on the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 4 no more than 30 and no less than five Business Days in advance of the Scheduled Maturity Date.

(ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 4 in connection with any Monthly Interest Payment Date, the principal amount of Debentures due and payable on such Monthly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, such Debentures shall be repaid on such Monthly Interest Payment Date pursuant to Section 18, and the remaining Debentures shall remain Outstanding and shall be due and payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which it shall become due and payable pursuant to Section 5.02 of the Indenture. The entire principal amount of the Debentures Outstanding shall be due and payable on any Monthly Interest Payment Date in the event the Company does not deliver an Officers’ Certificate pursuant to clause (vii) of this Section 4 to the Trustee no more than 30 and no less than five Business Days in advance of the Monthly Interest Payment Date.

(iii) Notwithstanding the preceding clauses (i) and (ii), the principal amount of, and all accrued and unpaid interest on, all Outstanding Debentures shall be due and payable on the Final Repayment Date, or, if such day is not a Business Day, the following Business Day.

(iv) The obligation of the Company to repay the Debentures pursuant to this Section 4 on any date prior to the Final Repayment Date shall be subject to (A) its obligations under Article XIII of the Indenture to the holders of Senior Indebtedness and (B) its obligations under Section 8 with respect to the payment of deferred interest on the Debentures.

(v) Until the Debentures are paid in full, the Company shall use Commercially Reasonable Efforts (as defined in clause (vi) below), subject to clause (vii) below:

(A) to raise sufficient Net Proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 30 and not less than five Business Days prior to the Scheduled Maturity Date, on which the Company delivers the notice required by Section 18(i) to permit repayment of the Debentures in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 4; and

(B) if the Company is unable for any reason to raise sufficient Net Proceeds from the issuance of Qualifying Capital Securities to permit payment in full on the Scheduled Maturity Date or any subsequent Monthly Interest Payment Date on which the Company delivers the notice required by Section 18(i), to raise sufficient Net Proceeds from the issuance of Qualifying Capital Securities to permit repayment of the Debentures in full on such date pursuant to clause (ii) of this Section 4; and

the Company shall apply any such Net Proceeds to the repayment of the Debentures as provided in clause (viii) of this Section 4.

(vi) For purposes of this Section 4, “Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements; provided that the Company shall not be considered to have made commercially reasonable efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

(vii) The Company shall, if it has not raised sufficient Net Proceeds from the issuance of Qualifying Capital Securities pursuant to clause (v) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee, no more than 30 and no less than five Business Days in advance of such Repayment Date (which Officers’ Certificate the Trustee shall promptly forward upon receipt to each Holder of a Debenture) stating the amount of Net Proceeds, if any, raised pursuant to clause (v) above in connection with such Repayment Date. The Company shall not be required to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (v) above if such Officers’ Certificate further certifies that: (A) a Company Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Company Market Disruption Event continued for the entire 180-day period or 30-day period, as the case may be, or (2) the Company Market Disruption Event continued for only part of such period, but the Company was unable after using its Commercially Reasonable Efforts to raise sufficient Net Proceeds during the rest of that period to permit repayment of the Debentures in full. Each Officers’ Certificate delivered pursuant to this clause (vii), unless no principal amount of Debentures is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 18(i) setting forth the principal amount of the Debentures to be repaid on such Repayment Date, which amount shall be determined after giving effect to clause (viii) of this Section 4.

(viii) Net Proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the Debentures on any Repayment Date will be applied, first, to pay deferred interest (and Additional Interest thereon) to the extent of Eligible Proceeds raised pursuant to Section 9, second, to pay current interest to the extent not paid from other sources and, third, to repay the principal of Debentures, subject to a minimum principal amount of $5 million or such lesser amount as may then be Outstanding to be repaid on any Repayment Date; provided that if the Company is obligated to sell Qualifying Capital Securities and apply the Net Proceeds to payments of principal of or interest on any outstanding securities in addition to the Debentures, then on any date and for any period the amount of Net Proceeds received by the Company from those sales and available for such payments shall be applied to the Debentures and those other securities having the same scheduled maturity date as the Debentures pro rata in accordance with their respective outstanding principal amounts and none of such Net Proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Debentures has been paid in full.

(ix) The “Final Repayment Date” shall initially be December 15, 2066 and shall be extended to a date that is five years after the then Final Repayment Date (and such date that is five years after the then Final Repayment Date shall thereafter be the “Final Repayment Date”) on each of December 15, 2011, 2016, 2021 and 2026 (each, an “Extension Date”) if:

(A)  on such Extension Date (i) the Debentures are rated at least Baa2 by Moody’s Investors Service, Inc. (“Moody’s”) and BBB by Standard & Poor’s Ratings Services (“S&P”) and (ii) the Company’s then outstanding senior debt for money borrowed, if any, is rated at least A2 by Moody’s and A by S&P, or, if in the case of clause (i) or (ii), either Moody’s or S&P (or their respective successors) are no longer in existence, the equivalent ratings by at least two Nationally Recognized Statistical Rating Organizations;
(B)  as of such Extension Date, the Company has never deferred interest on the Debentures;
(C)  during the three years prior to such Extension Date, no Event of Default, as set forth in Section 11, has occurred in respect of any of the Company’s then outstanding debt for money borrowed;
(D)  on such Extension Date the Contribution Agreement is in effect or has been amended or terminated only in accordance with its terms (other than pursuant to clauses (i) or (iii) of Section 4(a) of the Contribution Agreement), and

(i) the Maximum Contribution Amount, less (ii) the aggregate purchase price that Parent (and such other Person that has assumed Parent’s obligations under the Contribution Agreement, if any) has paid to the Company to acquire shares of Common Stock pursuant to the Contribution Agreement prior to the applicable Extension Date, equals or exceeds $300,000,000; and
(E)  on such Extension Date the Company has delivered a written certification to the Trustee dated as of such date (an “Extension Certificate”) stating that on the applicable Extension Date (i) the Company believes that the likelihood that the Company will elect to defer interest on the Debentures is remote, (ii) the Company expects to make all required payments on the Debentures in accordance with their terms and (iii) the Company expects to be able to satisfy the Company’s obligations under the Replacement Capital Covenant.

No more than 45 and no less than 30 days prior to the then Final Repayment Date, the Trustee shall request from the Company the Extension Certificate and Officers’ Certificate, if any.  The Company shall deliver an Extension Certificate if the Company believes that the certifications to be made in such Extension Certificate would be true and correct as of the date of such Extension Certificate.  The Company shall deliver an Officers’ Certificate to the Trustee, who shall mail such certificate by first class mail, postage repaid, addressed to each holder of record of the Debentures within 30 days after any extension of the Final Repayment Date pursuant to this clause (ix), stating the applicable Extension Date and the Final Repayment Date after giving effect to the applicable extension.

5.     Rate of Interest

The Debentures bear interest (i) from and including November 22, 2006 to but excluding December 15, 2036 at the annual rate of 6.40%, computed on the basis of a 360-day year comprised of twelve 30-day months, and (ii) thereafter, as to any unpaid amounts that remain Outstanding, at a floating rate equal to One-month LIBOR plus 2.215%, computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Sections 8 and 9, interest on the Debentures shall be payable in cash (i) semi-annually in arrears on June 15 and December 15 of each year, or if such day is not a Business Day, the Business Day immediately following such day (provided that no interest will accrue as a result of such postponement), commencing on June 15, 2007, until December 15, 2036 (each such date, a “Semi-Annual Interest Payment Date”) and (ii) thereafter, monthly in arrears on the 15th day of each month, or if such day is not a Business Day, the Business Day immediately following such day (each such date, a “Monthly Interest Payment Date”).  Any installment of interest (or portion thereof) deferred in accordance with Section 7 or otherwise unpaid shall bear interest, to the extent permitted by law, at the rate of interest then in effect on the Debentures, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with Section 8.

6.     To Whom Interest Payable

Interest shall be payable to the Person in whose name the Debentures are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that (i) interest payable on any Debentures pursuant to their repayment in full in accordance with Section 18 and (ii) interest payable on the Final Repayment Date shall be paid to the Person to whom principal is paid.

7.     Option to Defer Interest Payments

(i) The Company shall have the right, at any time and from time to time prior to the Final Repayment Date to defer the payment of interest on the Debentures for one or more consecutive Interest Periods that do not exceed 10 years; provided that no Deferral Period shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of the Debentures; provided, further, that, so long as any Debentures remain Outstanding, if the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to: (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock; provided that the Company may, at any time: (A) declare or pay dividends or distributions in additional shares of the Company’s capital stock; (B) declare or pay a dividend on the Company’s capital stock in connection with the implementation of a shareholders’ rights plan, or issue the Company’s capital stock under such a plan, or redeem or repurchase any rights with respect to the Company’s capital stock distributed pursuant to such a plan; (C) purchase shares of the Company’s capital stock for issuance pursuant to any employment agreement, benefit plan or similar arrangement with or for the benefit of employees, officers, directors or consultants; (D) purchase fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and (E) purchase the Company’s securities (other than from Parent, or such other Person in respect of which the Company is a Subsidiary, or any of its, or such other Person’s, Affiliates) pursuant to contractually binding agreements existing prior to the giving of such notice or the commencement of such Deferral Period, as applicable, including under a contractually binding stock repurchase plan; (y) other than any repayment of the Debentures pursuant to Section 4 and, except for any payments of deferred interest pursuant to Section 9, make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s securities that rank pari passu with or junior to the Debentures; or (z) make any guarantee payments with respect to any guarantee by the Company of the subordinated debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior to the Debentures.

(ii) At the end of any ten-year Deferral Period, the Company shall pay all deferred interest on the Debentures that has not been paid as of the end of such 10-year Deferral Period (together with Additional Interest thereon, if any, at the rate specified for the Debentures to the extent permitted by applicable law), to the Persons in whose names the Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) Subject to Section 17, in the case of any Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Deferral Period, the restrictions set forth in clause (y) of the proviso to clause (i) above shall continue in effect in respect of any repayment, redemption or repurchase of securities that rank pari passu with or junior to the Debentures until the first anniversary of the date on which the Company has paid all deferred interest and all other accrued and unpaid interest on this Debenture (including Additional Interest thereon).

(iv) Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to clause (i) of this Section 7.

(v) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 8.

(vi) The Company shall give written notice of its election to begin or extend any Deferral Period to the Trustee at least one Business Day prior to the Regular Record Date for the next succeeding Interest Payment Date.

8.     Payment of Deferred Interest

The Company shall not pay deferred interest on the Debentures (including Additional Interest thereon) prior to the Final Repayment Date from any source other than Eligible Proceeds. Notwithstanding the foregoing, the Company may pay current interest at all times from any available funds and the Company shall pay deferred interest on the Debentures (and Additional Interest thereon) from all sources (including Eligible Proceeds) following the Final Repayment Date or an acceleration of the Debentures pursuant to Section 5.02 of the Indenture. To the extent that the Company applies Eligible Proceeds from the sale of Common Stock and Qualifying Non-Cumulative Perpetual Preferred Stock to pay interest on the Debentures, such proceeds shall be allocated first to deferred payments of interest (including Additional Interest thereon) in chronological order based on the date each payment was first deferred. The payment of interest from any other source shall be applied to current or deferred interest as directed by the Company and notified to the Trustee prior to the applicable Interest Payment Date. To the extent any payment allocable to any installment of interest (including Additional Interest thereon) is insufficient to pay such installment in full, such payment shall be applied pro rata to the Outstanding Debentures. If the Company has outstanding securities in addition to, and that rank pari passu with, the Debentures under which it is obligated to sell Common Stock or Qualifying Non-Cumulative Perpetual Preferred Stock and apply the Net Proceeds to the payment of deferred interest distributions, then on any date and for any period the amount of Net Proceeds received by the Company from those sales and available for payment of the deferred interest shall be applied to the Debentures and those other securities on a pro rata basis in proportion to the total amounts that are due on the Debentures and such other securities.

9.     Alternative Payment Mechanism

Immediately following any APM Commencement Date and until the termination of the related Deferral Period, the Company shall issue Common Stock and Qualifying Non-Cumulative Perpetual Preferred Stock until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid amount of deferred interest on the Debentures (including Additional Interest thereon) and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest (including Additional Interest thereon) in accordance with Section 8; provided that:

(1)  the foregoing obligations under this Section 9 shall not apply to the extent that (i) if the Common Stock is Publicly Traded, the Net Proceeds of such issuance, together with the Net Proceeds of any prior issuance of shares of Common Stock that have been applied to pay deferred interest attributable to the first five years of any Deferral Period (including Additional Interest thereon) pursuant to the Alternative Payment Mechanism, would exceed 2% of the Company’s Market Capitalization as of the fourth Business Day preceding the date of such issuance (the “Common Stock Issuance Cap”); provided further that following the fifth anniversary of the commencement of such related Deferral Period the Common Stock Issuance Cap shall cease to limit the Company’s obligation under this Section 9, including with respect to accrued and unpaid amounts of interest deferred prior to such fifth anniversary; and (ii) the Net Proceeds of any issuance of Qualifying Non-Cumulative Perpetual Preferred Stock applied to pay interest on the Debentures pursuant to the Alternative Payment Mechanism, together with the Net Proceeds of all prior issuances of Qualifying Non-Cumulative Perpetual Preferred Stock so applied, would exceed 25% of the aggregate principal amount of the Debentures initially issued under the Indenture (the “Preferred Stock Issuance Cap”); provided further that the Company is prohibited from issuing Qualified Non-Cumulative Perpetual Preferred Stock to the extent that the Net Proceeds of any issuance of Qualified Non-Cumulative Perpetual Preferred Stock applied to pay interest on the Debentures pursuant to the Alternative Payment Mechanism, together with the Net Proceeds of all prior issuances of Qualified Non-Cumulative Perpetual Preferred Stock so applied, would exceed the Preferred Stock Issuance Cap;
(2)  the foregoing obligations under this Section 9 shall not apply in respect of any Interest Payment Date if the Company shall have provided to the Trustee no more than 30 and no less than five Business Days prior to such Interest Payment Date an Officers’ Certificate (which Officers’ Certificate the Trustee shall promptly forward upon receipt to each Holder of a Debenture) stating that (i) a Company Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Company Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Company Market Disruption Event continued for only part of such period, but the Company was unable after using its commercially reasonable efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered; and
(3)  to the extent that the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest (including Additional Interest thereon) on any Interest Payment Date pursuant to this Section 9, such Eligible Proceeds shall be applied in accordance with Section 8.

For the avoidance of doubt, once the Company reaches the Common Stock Issuance Cap, the Company shall not be required to issue more Common Stock prior to the fifth anniversary of the commencement of such related Deferral Period (including Additional Interest thereon) pursuant to Section 9 even if the Company’s Market Capitalization subsequently increases prior to such fifth anniversary.  The Company shall not be excused from its obligations under this Section 9 if it determines not to pursue or complete the sale of Common Stock or Qualifying Non-Cumulative Perpetual Preferred Stock due to pricing, coupon dividend rate or dilution considerations.

10.   Contribution Agreement

If at any time (i) the Company is required to issue shares of Common Stock or Qualifying Non-Cumulative Perpetual Preferred Stock pursuant to Section 9, (ii) the Company has attempted to issue shares of Qualifying Non-Cumulative Perpetual Preferred Stock but has not raised sufficient Eligible Proceeds through the sale of Common Stock and Qualifying Non-Cumulative Perpetual Preferred Stock to pay all deferred interest (including Additional Interest thereon) and (iii) the Contribution Agreement is in full force and effect, then the Company is required to (a) promptly make a request under the Contribution Agreement to Parent (or such other Person that has assumed Parent’s obligations under the Contribution Agreement) to use its commercially reasonable efforts to raise common equity to the extent it is required to do so pursuant to the Contribution Agreement and (b) enforce the Contribution Agreement after the Company makes such a request if within a reasonable period of time after such request Parent (or such other Person) fails to comply with the Contribution Agreement.

11.   Events of Default

For purposes of the Debentures, clauses (1), (3) and (4) of Section 5.01 of the Indenture shall not apply. In addition to clauses (2), (5), (6) and (7) of Section 5.01 of the Indenture, the following clause (1) shall constitute an Event of Default:

(1)  default in the payment of interest, including Additional Interest thereon, in full on any Debenture for a period of 30 days after the conclusion of a ten-year period following the commencement of any Deferral Period.

For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the Holders of the Debentures under the Indenture, no breach by the Company of any other covenant or obligation under the Indenture or the terms of the Debentures shall be an Event of Default with respect to the Debentures.

12.   Redemption

The Debentures shall be redeemable (a) in whole or in part at the option of the Company at any time prior to December 15, 2036 at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Debentures then Outstanding plus accrued and unpaid interest to the Redemption Date or (ii) the applicable Make-Whole Redemption Price, provided that in the event of a redemption in part that the principal amount Outstanding after such redemption is at least $50,000,000 (any such redemption, an “Optional Redemption”) and (b) in whole but not in part, prior to December 15, 2036, within 90 days following the occurrence of a Tax Event or Rating Agency Event at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Debentures then Outstanding plus accrued and unpaid interest to the Redemption Date or (ii) the applicable Make-Whole Redemption Price (any such redemption, a “Tax or Rating Agency Redemption”).

13.   Replacement Capital Covenant

The Company shall not modify the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities for purposes of determining the extent to which repayment, redemption, repurchase or defeasance of the Debentures is permitted on or after the Scheduled Maturity Date, except with the consent of the Holders of a majority by principal amount of the Debentures.  Except as aforesaid, the Company may modify the Replacement Capital Covenant without the consent of the Holders of the Debentures.

14.   Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership

Each Holder, by such Holder’s acceptance of the Debentures, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of such Debentures, the Holder of Debentures will have no claim for, and thus no right to receive, optionally deferred and unpaid interest (including Additional Interest thereon) that has not been settled through the application of the Alternative Payment Mechanism, to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Additional Interest thereon) on such Holder’s Debentures.

15.   Sinking Fund

The Debentures shall not be subject to any sinking fund or similar provisions.

16.   Subordination

The subordination provisions of Article XIII of the Indenture shall apply.  The Debentures are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. Each Holder by accepting a Debenture agrees to such subordination and authorizes the Trustee to give it effect. For the purposes of the Debentures (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities or the instrument creating the same), “Senior Indebtedness” as used in connection with the Debentures has the meaning in ascribed to it in the Indenture, except that (i) all other Securities issued under the Indenture shall also be Senior Indebtedness, unless, by their express terms or by the express terms of the supplemental indenture under which such Securities are issued, such Securities rank pari passu or junior to the Debentures and (ii) Senior Indebtedness shall not include trade accounts payable and accrued liabilities arising in the ordinary course of business.

17.   Business Combinations

If the Company engages in any transaction that is subject to Section 8.01 of the Indenture, where immediately after the consummation of such transaction more than 50% of the voting securities of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, are owned by the securityholders of the other party to such transaction, then (i) the requirement that the Company issue Common Stock and Qualifying Non-Cumulative Perpetual Preferred Stock pursuant to Section 9 and the first sentence of Section 8 shall not apply to any interest on the Debentures that is deferred and unpaid as of the date of consummation of such transaction and (ii) the provisions of clause (iii) of Section 7 shall not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction.

18.   Repayment of the Debentures

(i) Repayment.  The Company shall, not more than 30 nor less than five Business Days prior to each Repayment Date, notify the Trustee of the Debentures of the principal amount of Debentures to be repaid on such date pursuant to Section 4.

(ii) Selection of Securities to be Repaid.  If less than all the Debentures are to be repaid on any Repayment Date (unless such repayment affects only a single Debenture), the particular Debentures to be repaid shall be selected not more than 30 days prior to such Repayment Date by the Trustee, from the Outstanding Debentures not previously repaid or called for redemption, by lot, provided that the portion of the principal amount of any Debenture not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Debenture.

The Trustee shall promptly notify the Company in writing of the Debentures selected for partial repayment and the principal amount thereof to be repaid.

For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Debentures shall relate, in the case of any Debenture repaid or to be repaid only in part, to the portion of the principal amount of such Debenture which has been or is to be repaid. If the Company shall so direct, Debentures registered in the name of the Company, any Affiliate or any Subsidiary thereof shall not be included in the Debentures selected for repayment.

(iii) Notice of Repayment.  Notice of repayment shall be given by first-class mail, postage prepaid, mailed not earlier than the 30th day, and not later than the fifth day, prior to the Repayment Date, to each Holder of Securities to be repaid, at the address of such Holder as it appears in the Securities Register.

Each notice of repayment shall identify the Debentures to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Debentures) and shall state:

(1) the Repayment Date;

(2) the principal amount of the Debentures to be repaid;

(3) if less than all Outstanding Debentures are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Debentures to be redeemed;

(4) that on the Repayment Date, the principal amount of the Debentures to be repaid will become due and payable upon each such Debenture or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(5) the place or places where such Debentures are to be surrendered for payment of the principal amount thereof.

Notice of repayment shall be given by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any Debentures designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Debentures.

(iv) Deposit of Repayment Amount.  Prior to 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 18(iii), the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 10.03 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest (including Additional Interest) on, all the Debentures which are to be repaid on that date.

(v) Payment of Debentures Subject to Repayment.  If any notice of repayment has been given as provided in this Section 18(iii), the Debentures or portion of the Debentures with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Debenture at a Place of Payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest (including any Additional Interest) to the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding Debentures, installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such Debentures, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 3.07 of the Indenture.

Upon presentation of any Debenture repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Debenture or Debentures, of authorized denominations, in aggregate principal amount equal to the portion of the Debenture not repaid and so presented and having the same date of original issuance, Stated Maturity and terms.

If any Debenture called for repayment shall not be so paid upon surrender thereof, the principal of such Debenture shall, until paid, bear interest from the Repayment Date at the rate prescribed therefore in the Debenture.

19.   Successors and Assigns

All covenants and agreements in this Debenture by the Company shall bind its successors and assigns, whether so expressed or not.

20.   Governing Law

THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

21.   Rule 144A Information

The Company will furnish to Holders of the Debentures and to prospective investors, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Debentures are not freely transferable under the Securities Act.

* * * *

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Security is $200,000.  The following increases or decreases in this Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Security	Amount of increase in Principal Amount of this Security	Principal amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian